Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

First Quarter 2021 Results

LEAWOOD, KANSAS - (May 6, 2021) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the first quarter ended March 31, 2021.

First Quarter Summary Results

As of March 31, 2021, AMC was operating at 585 domestic theatres with limited seating capacities of between 15% and 60%, representing approximately 99% of domestic theatres.

As of March 31, 2021, AMC was operating at 97 international leased and partnership theatres, with limited seating capacities, representing approximately 27% of international theatres.

Adam Aron, CEO and President of AMC commented, “We started 2021 with the same conviction, drive and commitment that saw AMC successfully navigate the most challenging 12-month period in AMC’s century-long history. We finally can now say that we are looking at an increasingly favorable environment for movie-going and for AMC as a company over the coming few months. This is the result of a successful and steadily growing vaccination program in the U.S., Europe and the Middle East, especially so across the United States; the proactive implementation of our comprehensive and effective AMC Safe & Clean protocols; the arrival of long awaited new movie title releases; movie-lovers who are eager to once again experience AMC’s innovative array of loyalty programs and guest amenities as exciting movie titles are released theatrically to the big screen; and a vocal, enthusiastic and avid new shareholder base comprised mostly of some 3 million individual stockholders.”

Aron continued, “During the first quarter, approximately 7 million U.S. and international patrons confidently returned to an AMC theatre. The comprehensive and vigorous steps we have taken through our AMC Safe & Clean protocols, designed in consultation with Clorox and current and former faculty of Harvard University’s acclaimed School of Public Health, tangibly have demonstrated to our guests and associates that we have reopened responsibly and also have provided reassurance of our continued focus on their health and safety. In the U.S., for example, we continue to receive record-high guest satisfaction scores for the cleanliness of our theatres, and we are especially grateful to our theatre managements and theatre crews all around our network globally for their continued dedication to our overcoming this horrid pandemic and rebuilding our business.”

Aron added, “Strengthening AMC’s liquidity position and balance sheet remains very high priorities, and we have been active across the board. Over the past five months, AMC has raised right around $2 billion dollars in fresh equity and debt capital, including the conversion of $600 million of convertible notes into equity at a price of $13.51 per share. Over the past thirteen months, AMC has raised approximately $2.9 billion of gross cash proceeds from new debt and equity capital, secured around $1.2 billion of concessions from lenders and landlords, obtained more than $150 million of assistance from European governments, and generated more than $80 million from asset sales. Taken together, we have made well more than $4 billion of progress from our implementing a myriad of capital actions to help us make it through this global storm. As we look ahead to the remainder of 2021 and beyond, AMC remains focused on continued bold actions, in executing our strategies both operationally and financially, as we work to recover from the impact of COVID-19.”

Key Financial Results (presented in millions, except operating data)

	Quarter Ended March 31,
	2021	2020	Change
GAAP Results*
Revenue	$148.3	$941.5	(84.2)%
Net loss	$(567.2)	$(2,176.3)	$1,609.1
Net cash used in operating activities	$(312.9)	$(184.0)	$(128.9)
Net loss for basic and diluted loss per share	$(1.42)	$(20.88)	$19.46
Non-GAAP Results*
Total revenues (2020 constant currency adjusted)	$147.4	$941.5	(84.3)%
Adjusted EBITDA	$(294.7)	$3.1	** %
Adjusted EBITDA (2020 constant currency adjusted)	$(286.8)	$3.1	** %
Adjusted free cash flow	$(316.0)	$(220.0)	$(96.0)
Free cash flow	$(324.8)	$(275.7)	$(49.1)
Adjusted diluted loss per share	$(1.42)	$(2.22)	$0.80
Operating Metrics
Attendance (in thousands)	6,797	60,495	(88.8)%
U.S. markets attendance (in thousands)	6,239	39,669	(84.3)%
International markets attendance (in thousands)	558	20,826	(97.3)%
Average screens	6,724	8,873	(24.2)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

** Percentage change in excess of 100%.

Balance Sheet, Cash and Liquidity

Cash at March 31, 2021 was $813.1 million excluding restricted cash of $29.0 million. During the first quarter ended March 31, 2021, AMC also repaid approximately $335 million of debt under its revolving credit facilities and currently has liquidity availability of approximately $1.0 billion which includes cash and revolving credit facility availability. AMC's top financial priority remains liquidity management. Accordingly, the Company implemented the following actions in 2020 and 2021:

1.	During the first quarter of 2020, drew down approximately $325 million (full availability) under existing revolving credit facilities.
2.	In April, issued $500 million of 10.5% first-lien notes due 2025.
3.	Continue work with our landlords, vendors, studio, and other business partners to defer and/or abate significant expenses, including additional landlord negotiations to seek material reductions, abatements, and deferrals in our rent obligations.
4.	Introduced an active cash management process, which, among other things, requires senior management approval of all outgoing payments.
5.	In compliance with certain financial covenants related to our indebtedness, suspended shareholder cash returns, including the Company's stock repurchase program and dividend payments.
6.	Refiled tax returns under new Coronavirus Aid, Relief and Economic Security (CARES) Act provisions that are expected to result in approximately $19.5 million of cash tax refunds and refundable alternative minimum tax credits. We received approximately $10.5 million of net cash tax refunds in 2020 and received the remaining $9.0 million of net cash refunds during the first quarter ended March 31, 2021.
7.	Availed ourselves of various government COVID relief programs in our European markets.
8.	In July, successfully completed a debt exchange offer, which:
1.	Reduced principal amount of debt by $555 million;

2.	Reduced cash interest expense by $120 million in the first year following the exchange offer;
3.	Extended maturities on approximately $1.7 billion of debt until 2026; and
4.	Included issuance of $300 million of new 10.5% first-lien notes due 2026
9.	In August, announced the signing of a definitive agreement to sell our Baltic region theatre locations for approximately $77 million. We received approximately $43.9 million of gross cash proceeds for this sale in 2020.
10.	In September, launched an at-the-market (“ATM”) equity program to sell up to 15 million shares of Class A common stock, raising approximately $56.1 million.
11.	In October 2020, updated our ATM program to sell an additional 15 million shares of Class A common stock, raising approximately $41.6 million as of the end of October.
12.	In November 2020, updated our ATM program to sell an additional 20 million shares of Class A common stock, raising approximately $61.4 million as of the end of November.
13.	In December 2020, updated our ATM program to sell an additional 200 million shares of Class A common stock, selling approximately 48.9 million shares of the 200 million shares authorized and raising approximately $130.8 million as of the end of December. This brings the total ATM equity raised in 2020 to $289.9 million before commissions and fees.
14.	In December 2020, reduced debt by $104.5 million associated the conversion of $100 million of second lien debt into approximately 13.7 million shares Class A common stock, and received a commitment to receive an additional $100 million of cash in January 2021 from the issuance of new first-lien debt financing in exchange for approximately 8.2 million shares of Class A Common stock.
15.	In January 2021, updated the ATM program to sell an additional 50 million shares of Class A common stock and completed the sale of all remaining shares authorized under the December 2020, 200 million share authorization, raising approximately $579.8 million as of the end of January.
16.	In January 2021, the conversion by holders of all $600 million of the Company’s 2.95% Convertible Senior Secured Notes due 2026 into shares of the Company’s Class A common stock at a conversion price of $13.51 which resulted in the issuance of approximately 44.4 million shares and reduced annual cash interest expense by $17.7 million.
17.	In February 2021, our wholly-owned international subsidiary Odeon Cinemas Group Limited (“Odeon”) entered into a new £140 million and €296 million term loan facility agreement which provided approximately $411 million of incremental debt capital after the paydown of approximately £90 million and €13 million on the Odeon Revolving Line of Credit.
18.	In March 2021, repaid entire outstanding balance, approximately $212 million, under our $225 million revolving credit facility.
19.	In April 2021, launched an ATM equity program to sell up to 43 million shares of Class A common stock, selling approximately 15.5 million shares and raising approximately $153 million as of May 5, 2021, before commissions and fees. This brings the total ATM equity raised in 2020 and 2021 to $1,022.7 million before commissions and fees.
20.	In May 2021, we received the remaining cash consideration of approximately $31.9 million for the completion of the sale of our remaining equity interest in our theatres in Lithuania.

Expense Management

The Company has taken and continues to take significant steps to reduce expenses by eliminating non-essential costs, including the following:

1.	Implemented measures to reduce employment costs, including:
a)While theatre operations were suspended, furloughs of all corporate and theatre level employees
b)Cancellation of pending annual merit pay increases during 2020.
c)Elimination or reduction of non-healthcare benefits, including 401(K) match during 2020.
d)Elimination of approximately 176 corporate-level positions;
2.	Similar efforts to reduce employment costs were undertaken internationally consistent with applicable laws across the jurisdictions in which the Company operates;
3.	Nearly all outside contractor roles have been eliminated;

4.	Limited non-essential operating expenditures, including marketing, promotion, and travel and entertainment expenses;
5.	Terminated or deferred all non-essential capital expenditures to minimum levels necessary while theatres are operating for limited hours or closed; and
6.	Initiated a significant corporate-wide cost-saving and efficiency enhancement program that positions AMC for sustainable profitable growth as we emerge from the impact of the COVID-19 crisis.

Theatre Reopenings Update

During the first quarter the Company welcomed millions of guests to its theatres as soon as it was safe to do so and permissible under local, state or provincial as well as national guidelines.

On February 22, 2021, New York State authorized the reopening of theatres in New York City after almost a year of theatres being closed. Under limits, including a 25% seating capacity and a maximum number of 50 people per screen, AMC opened all 13 of its New York City theatres on March 5, 2021. Effective April 26, 2021, seating capacities were increased to the lesser of 33% of maximum auditorium capacity or 100 guests, and on May 3, 2021, Governor Cuomo announced that, effective May 16, 2021, capacity restrictions for New York City movie theatres will be removed, but a six-foot social distancing rule will remain in effect.

Similarly, as COVID-19 statistics improved, on March 19, 2021, certain areas in California moved into a less restrictive status for business operations, and AMC reopened theatres in another of its largest markets, Los Angeles. Effective April 17, 2021, seating capacities in the Orange Tier Counties were increased to the lesser of 50% of maximum auditorium capacity or 200 guests. Most recently, Los Angeles and San Francisco have been classified in the Yellow Tier, which removes the maximum capacity limitation of 200 guests.

As of April 30, 2021, AMC was operating approximately 589 of its 593 domestic locations, and approximately 110 of its 357 international locations. In regions where theatres are not yet able to open, AMC continues to have productive discussions with local and state authorities about the appropriate timing for a resumption of operations.

Upon returning to the movies, AMC guests experience AMC’s comprehensive health and sanitation program: AMC Safe & Clean, which was developed under advisement of current & former faculty of Harvard University’s prestigious School of Public Health as well as the No. 1 U.S. cleaning brand, The Clorox Company.

AMC Safe & Clean components include significant reductions in the maximum tickets available for each showtime and seat blocking in reserved seating auditoriums to allow for appropriate social distancing between parties. Enhanced cleaning procedures are also key components to the program and include extra time between showtimes to allow for a full, thorough cleaning, nightly disinfecting, the use of high tech HEPA vacuums, and upgraded air filtration efforts including the use of MERV 13 filters wherever possible. Guest and associate safety protocols include mandatory mask wearing by all guests and associates and the recommended use of disinfectant wipes and hand sanitizing stations which can be found throughout the theatres.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CDT/5:00 p.m. EDT on Thursday, May 6, 2021. To listen to the webcast, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 950 theatres and 10,500 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding the impact of COVID-19, future attendance levels and our liquidity. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the potential impact of AMC’s existing or potential lease defaults; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general, including AMC’s response to the COVID-19 virus related to suspension of operations at theatres, personnel reductions and other cost-cutting measures and measures to maintain necessary liquidity and increases in expenses relating to precautionary measures at AMC’s facilities to protect the health and well-being of AMC’s customers and employees; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants; the manner, timing and amount of benefit AMC receives under the CARES Act or other applicable governmental benefits and support; the impact of impairment losses;

motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release window; AMC Stubs A-List not meeting anticipated revenue projections; general and international economic, political, regulatory and other risks; limitations on the availability of capital; AMC’s ability to refinance its indebtedness on favorable terms; availability of financing upon favorable terms or at all; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Form 10-K for the year ended December 31, 2020 filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Quarters Ended March 31, 2021 and March 31, 2020

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended
	March 31,
	2021	2020
Revenues
Admissions	$69.5	$568.0
Food and beverage	50.1	288.1
Other theatre	28.7	85.4
Total revenues	148.3	941.5

Operating costs and expenses
Film exhibition costs	22.0	271.7
Food and beverage costs	9.7	53.4
Operating expense, excluding depreciation and amortization below	179.7	356.9
Rent	192.1	237.8
General and administrative:
Merger, acquisition and other costs	6.7	0.2
Other, excluding depreciation and amortization below	51.8	33.2
Depreciation and amortization	114.1	122.5
Impairment of long-lived assets, indefinite-lived intangible assets and goodwill	—	1,851.9
Operating costs and expenses	576.1	2,927.6

Operating loss	(427.8)	(1,986.1)
Other expense (income):
Other expense (income)	(17.4)	26.9
Interest expense:
Corporate borrowings	151.5	71.3
Finance lease obligations	1.4	1.6
Non-cash NCM exhibitor services agreement	9.9	9.9
Equity in loss of non-consolidated entities	2.8	2.9
Investment expense (income)	(2.0)	9.4
Total other expense, net	146.2	122.0

Net loss before income taxes	(574.0)	(2,108.1)
Income tax provision (benefit)	(6.8)	68.2
Net loss	(567.2)	(2,176.3)
Less: Net loss attributable to noncontrolling interests	(0.3)	—
Net loss attributable to AMC Entertainment Holdings, Inc.	$(566.9)	$(2,176.3)

Diluted loss per share	$(1.42)	$(20.88)

Average shares outstanding diluted (in thousands)	400,111	104,245

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	March 31, 2021	December 31, 2020
Cash and cash equivalents	$813.1	$308.3
Corporate borrowings	5,459.4	5,715.8
Other long-term liabilities	207.1	241.3
Finance lease liabilities	90.3	96.0
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(2,309.4)	(2,885.1)
Total assets	10,488.7	10,276.4

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Quarter Ended
	March 31,
Consolidated	2021	2020
Net cash used in operating activities	$(312.9)	$(184.0)
Net cash used in investing activities	$(16.0)	$(87.4)
Net cash provided by financing activities	$854.7	$312.4
Adjusted free cash flow	$(316.0)	$(220.0)
Free cash flow	$(324.8)	$(275.7)
Capital expenditures	$(11.9)	$(91.7)
Screen additions	32	13
Screen dispositions	63	74
Construction openings (closures), net	6	(7)
Average screens	6,724	8,873
Number of screens operated	8,329	—
Number of theatres operated	682	—
Number of circuit screens	10,518	10,973
Number of circuit theatres	945	996
Circuit Screens per theatre	11.1	11.0
Attendance (in thousands)	6,797	60,495

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Quarter Ended
	March 31,
	2021	2020
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	6,239	39,669
International markets	558	20,826
Consolidated	6,797	60,495

Average ticket price (in dollars):
U.S. markets	$10.40	$9.81
International markets	$8.24	$8.59
Consolidated	$10.23	$9.39

Food and beverage revenues per patron (in dollars):
U.S. markets	$7.63	$5.46
International markets	$4.48	$3.43
Consolidated	$7.37	$4.76

Average Screen Count (month end average):
U.S. markets	6,390	6,665
International markets	334	2,208
Consolidated	6,724	8,873

Segment Information:

(unaudited, in millions)

	Quarter Ended
	March 31,
	2021	2020
Revenues
U.S. markets	$137.2	$661.3
International markets	11.1	280.2
Consolidated	$148.3	$941.5

Adjusted EBITDA
U.S. markets	$(200.4)	$(3.8)
International markets	(94.3)	6.9
Consolidated	$(294.7)	$3.1

Capital Expenditures
U.S. markets	$6.6	$56.9
International markets	5.3	34.8
Consolidated	$11.9	$91.7

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Quarter Ended
	March 31,
	2021	2020
Net loss	$(567.2)	$(2,176.3)
Plus:
Income tax provision (benefit)	(6.8)	68.2
Interest expense	162.8	82.8
Depreciation and amortization	114.1	122.5
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill (2)	—	1,851.9
Certain operating expenses (3)	2.3	2.1
Equity in loss of non-consolidated entities	2.8	2.9
Cash distributions from non-consolidated entities (4)	0.3	7.6
Attributable EBITDA (5)	(0.8)	(0.1)
Investment expense (income)	(2.0)	9.4
Other expense (income) (6)	(4.8)	26.9
Other non-cash rent expense (income) (7)	(7.5)	2.3
General and administrative expense—unallocated:
Merger, acquisition and other costs (8)	6.7	0.2
Stock-based compensation expense (9)	5.4	2.7
Adjusted EBITDA (1)	$(294.7)	$3.1

Rent	$192.1	$237.8

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the quarter ended March 31, 2020, we recorded non-cash impairment charges of $1,124.9 million and $619.4 million related to the enterprise fair values of our Domestic Theatres and International Theatres reporting units, respectively. We recorded non-cash impairment charges related to our long-lived assets of $81.4 million on 57 theatres in the U.S. markets with 658 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $9.9 million on 23 theatres in the International markets with 213 screens which were related to property, net and operating lease right-of-use assets, net, during the quarter ended March 31, 2020. We recorded non-cash impairment charges related to our indefinite-lived intangible assets of $5.9 million and $2.4 million related to the Odeon and Nordic trade names, respectively, during the quarter ended March 31, 2020. We also recorded non-cash impairment charges of $8.0 million related to our definite-lived intangible assets.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

5)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Quarter Ended
	March 31,
	2021	2020
Equity in loss of non-consolidated entities	$2.8	$2.9
Less:
Equity in loss of non-consolidated entities excluding International theatre joint ventures	1.2	2.1
Equity in loss of International theatre joint ventures	(1.6)	(0.8)
Income tax benefit	(0.2)	(0.1)
Investment income	—	(0.2)
Depreciation and amortization	0.9	0.8
Other expense	0.1	0.2
Attributable EBITDA	$(0.8)	$(0.1)
6)	Other expense (income) for the quarter ended March 31, 2021 included foreign currency transaction gains of $3.8 million and gains related to contingent lease guarantees of $2.0 million, partially offset by financing fees of $1.0 million primarily related to deferred financing cost write-off for the Odeon revolving credit facility.

During the quarter ended March 31, 2020, we recorded a loss of $20.1 million for the fair value adjustment of the derivative asset related to the Convertible Notes due 2026, credit losses related to contingent lease guarantees of $5.3 million, and foreign currency transaction losses of $2.0 million, partially offset by a gain of $0.5 million for the fair value adjustment of the derivative liability related to the Convertible Notes due 2026.

7)	Reflects amortization expense for certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

8)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

9)	Non-cash expense included in General and Administrative: Other.

Reconciliation of Adjusted Free Cash Flow and Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Quarter Ended
	March 31,
	2021	2020

Net cash used in operating activities	$(312.9)	$(184.0)
Plus:
Merger, acquisition and other costs (2)	6.7	0.2
Less:
Maintenance capital expenditures (3)	6.1	20.1
Landlord contributions (5)	3.7	16.1
Adjusted free cash flow (1)	$(316.0)	$(220.0)

	Quarter Ended
	March 31,
	2021	2020

Net cash used in operating activities	$(312.9)	$(184.0)
Less: total capital expenditures	(11.9)	(91.7)
Free cash flow (1)	$(324.8)	$(275.7)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (4)	$2.6	$49.3
Maintenance capital expenditures (3)	6.1	20.1
Change in construction payables (6)	3.2	22.3
Total capital expenditures	$11.9	$91.7

1)	We present “Adjusted Free Cash Flow” and “Free Cash Flow” as supplemental measures of our liquidity. Management uses Adjusted Free Cash Flow measure and we believe it is helpful to investors as an indication of our ability to generate cash in-excess-of maintenance capital expenditures and certain other non-operating and costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities. Adjusted Free Cash Flow is a non-U.S. GAAP financial measure and is defined as net cash provided by (used in) operating activities, plus merger, acquisition and other costs, less maintenance capital expenditures and landlord contributions. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures. It should be considered in addition to, not a substitute for or superior to net cash provided by operating activities.

Free cash flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by (used in) operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.

The term adjusted free cash flow and free cash flow may differ from similar measures reported by other companies. Also provided is a reconciliation of Capital Expenditures disclosed in the Consolidated Statement of Cash Flows made up of growth capital expenditures, maintenance capital expenditures and change in construction payables as further explanation of the components of adjusted free cash flow.

2)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

3)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities. We did not deduct these from adjusted free cash flow because they are discretionary, and the related benefits may not be fully reflected in our net cash provided by (used in) operating activities.

5)	Landlord contributions represent reimbursements in our strategic growth initiatives by our landlords.

6)	Change in construction payables are changes in amounts accrued for capital expenditures and are not deducted or added back to Adjusted Free Cash Flow and Free Cash Flow as they fluctuate significantly from period to period based on the timing of actual payments.

Select Consolidated Constant Currency Financial Data (see Note 9):

Quarter Ended March 31, 2021

(dollars in millions) (unaudited)

	Quarter Ended
	March 31, 2021
	Constant Currency (9)
	US	International	Total
Revenues
Admissions	$64.9	$4.2	$69.1
Food and beverage	47.6	2.3	49.9
Other theatre	24.7	3.7	28.4
Total revenues	137.2	10.2	147.4

Operating costs and expenses
Film exhibition costs	20.2	1.6	21.8
Food and beverage costs	8.5	1.1	9.6
Operating expense	142.0	34.3	176.3
Rent	136.5	51.0	187.5
General and administrative:
Merger, acquisition and other costs	3.7	3.0	6.7
Other	36.0	14.3	50.3
Depreciation and amortization	86.4	25.4	111.8
Operating costs and expenses	433.3	130.7	564.0

Operating loss	(296.1)	(120.5)	(416.6)
Other income	(3.5)	(12.1)	(15.6)
Interest expense	153.1	8.8	161.9
Equity in loss of non-consolidated entities	0.9	1.7	2.6
Investment income	(2.0)	—	(2.0)
Total other expense, net	148.5	(1.6)	146.9
Loss before income taxes	(444.6)	(118.9)	(563.5)
Income tax benefit	(4.5)	(2.0)	(6.5)
Net loss	$(440.1)	$(116.9)	$(557.0)

Attendance	6,239	558	6,797
Average Screens	6,390	334	6,724
Average Ticket Price	$10.40	$7.53	$10.17

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 9):

Quarter Ended March 31, 2021

(dollars in millions) (unaudited)

Quarter Ended
March 31, 2021
Constant Currency (9)
Net loss	$(557.0)
Plus:
Income tax benefit	(6.5)
Interest expense	161.9
Depreciation and amortization	111.8
Certain operating expense (2)	2.3
Equity in loss of non-consolidated entities	2.6
Cash distributions from non-consolidated entities (3)	0.3
Attributable EBITDA (4)	(0.7)
Investment income	(2.0)
Other income (5)	(4.1)
Other non-cash rent expense (benefit) (6)	(7.4)
General and administrative expense—unallocated:
Merger, acquisition and other costs (7)	6.7
Stock-based compensation expense (8)	5.3
Adjusted EBITDA (1)	$(286.8)

Adjusted EBITDA (in millions) (1)
U.S. markets	$(200.4)
International markets	(86.4)
Total Adjusted EBITDA	$(286.8)

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

3)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Constant Currency Attributable EBITDA

(dollars in millions) (unaudited)

Quarter Ended
March 31,
2021
Constant Currency
Equity in loss of non-consolidated entities	$2.6
Less:
Equity in loss of non-consolidated entities excluding international theatre joint ventures	1.2
Equity in loss of International theatre joint ventures	(1.4)
Income tax benefit	(0.2)
Depreciation and amortization	0.9
Attributable EBITDA	$(0.7)

5)	Other expense (income) for the quarter ended March 31, 2021 included foreign currency transaction gains of $3.8 million and gains related to contingent lease guarantees of $2.0 million, partially offset by financing fees of $1.0 million primarily related to deferred financing cost write-off for the Odeon revolving credit facility.

During the quarter ended March 31, 2020, we recorded a loss of $20.1 million for the fair value adjustment of the derivative asset related to the Convertible Notes due 2026, credit losses related to contingent lease guarantees of $5.3 million, and foreign currency transaction losses of $2.0 million, partially offset by a gain of $0.5 million for the fair value adjustment of the derivative liability related to the Convertible Notes due 2026.

6)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842, Leases and deferred rent benefit related to the impairment of right-of-use operating lease assets.

7)	Merger, acquisition and other costs are excluded as it is non-operating in nature.

8)	Non-cash expense included in General and Administrative: Other.

9)	The International segment information for the quarter ended March 31, 2021 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2020. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP.

Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Loss Per Common share:

Quarter Ended March 31, 2021

(dollars in millions, except share and per share data)

(unaudited)

	Quarter Ended
	March 31,	March 31,
	2021	2020
Numerator:
Net loss attributable to AMC Entertainment Holdings, Inc.	$(566.9)	$(2,176.3)
Calculation of adjusted net loss for basic and diluted loss per share:
Impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	—	1,851.9
Marked-to-market loss on derivative asset	—	20.1
Marked-to-market gain on derivative liability	—	(0.5)
Tax expense for Spain and Germany valuation allowance	—	73.2
Adjusted net loss for basic and diluted loss per share	$(566.9)	$(231.6)

Denominator (shares in thousands):
Weighted average shares for basic and diluted loss per common share	400,111	104,245

Adjusted basic loss per common share	$(1.42)	$(2.22)
Adjusted diluted loss per common share	$(1.42)	$(2.22)

We present adjusted net loss for basic and diluted loss per share and adjusted basic and diluted net loss per common share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for basic and diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted net loss per (basic and diluted) common share is adjusted net loss (for basic and diluted purposes) divided by weighted average basic and diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”), performance stock units (“PSUs”), special performance stock units (“SPSUs”), and the conversion of our Convertible Notes due 2026 if dilutive. Adjusted net loss for diluted earnings per share removes the interest expense on the Convertible Notes due 2026 if dilutive. The impact of RSUs, PSUs, SPSUs, conversion of Convertible Notes due 2026 and the interest expense on the Convertible Notes due 2026 was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss per common share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss and adjusted net loss per common share (basic and diluted) should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss and adjusted net loss per common share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and loss per common share (basic and diluted) as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss and adjusted net loss per common share (basic and diluted) may not be comparable to similarly titled measures reported by other companies.

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